Exhibit 99.1

Courier Corporation Reports Record Earnings; Third-Quarter and
Nine-Month Results up 15% and 26% Over Prior Year

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 17, 2003--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced the best third-quarter and nine-month earnings results in its history. For the period ending June 28, 2003, the third quarter of the company's 2003 fiscal year, Courier reported income from continuing operations of $4.8 million, or $.88 per diluted share, an increase of 15% over corresponding third-quarter results in the prior year of $4.1 million, or $.77 per diluted share. Sales from continuing operations were $51.1 million for the quarter, off 1% from third-quarter sales of $51.7 million in fiscal 2002.
    For the first nine months of Courier's 2003 fiscal year, earnings from continuing operations were up 26% to a record $12.3 million or $2.28 per diluted share, from $9.7 million or $1.83 per diluted share for the first nine months of fiscal 2002. Nine-month sales were $148.5 million, up 2% from the first nine months of fiscal 2002. These figures do not include results from Courier Custom Publishing, which was sold by Courier in December 2002 and has since been accounted for as a discontinued operation.
    "Our third-quarter results demonstrate our continuing ability to boost productivity and profitability in a tight economy," said Courier Chairman and Chief Executive Officer James F. Conway III. "In book manufacturing, we overcame an adverse sales environment to post double-digit increases in pretax income and earnings per share. Our specialty publishing segment had an even better quarter, turning modest 5% sales growth into increases of 34% in pretax income and 27% in earnings per share. At the same time, we continued to benefit from conservative financial management, finishing the quarter with $20 million in cash, an increase of $7 million during the quarter and $14.4 million year to date."

    Results by segment

    Courier's book manufacturing segment reported third-quarter pretax income of $6.3 million, up 16% from a year earlier. Book manufacturing sales for the quarter were $43.6 million, down 2.5% from fiscal 2002's third quarter. For the first nine months of fiscal 2003, book manufacturing pretax income was up 29%, while sales were up 2.5%.
    As a book manufacturer, Courier serves publishers in three markets: education, religious and specialty trade. Sales to the education market were up 5% for the third quarter and 8% for the fiscal year to date, as Courier continued to increase its share of that market. Sales in higher education (which represents the majority of Courier's education sales) were up 22% for the quarter and 19% for the first nine months of fiscal 2003, reflecting strong growth in demand for four-color textbooks, increasingly a Courier specialty. In the elementary/high school market, sales were down 13% for the third quarter and 12% year to date, with many states delaying new textbook purchases because of budget deficits. Sales to the religious market were down 10% in the third quarter, and 1% for the first nine months of the fiscal year. In 2003, sales of religious trade books suffered from reductions in the number of new titles released as publishers worked to control costs in the slow economy. Sales to the specialty trade market were up 14% in the third quarter, and up 10% year to date, bouncing back from depressed sales in fiscal 2002 as booksellers began renewing depleted inventories. Sales were also helped by market share gains and continued rising demand for game books.
    "Our book manufacturing business has continued to excel in difficult circumstances," said Mr. Conway. "With economic uncertainty compounded by the war in Iraq, sales were under pressure throughout the quarter. There was good news in June, as retail book sales rose sharply, boding well for the remainder of the year. But for the most part, we had to make our own good news through hard work and improved efficiency. We succeeded in growing our gross profit percentage in book manufacturing by 290 basis points to 29.5% for the third quarter, and by 260 basis points to 28.5% year to date. This performance reflects the continued investments in equipment and training that have enabled us to offer outstanding service to customers while steadily increasing efficiency."
    Dover Publications, Courier's specialty book publishing segment, reported pretax income of $1.2 million for the quarter, an increase of 34% over fiscal 2002's third-quarter figure of $0.9 million. Sales for the quarter were $8.9 million, up 5% from $8.5 million in last year's third quarter. Much of the gain came from increased sales to large bookstore chains, which had been down earlier in the year, as well as a 46% increase in international sales. Other recent accomplishments included the introduction of several new product lines for fall distribution and the launch of DoverDirect.co.uk and SalesPartner-UK, a new business-to-business website and trade marketing program targeting British retailers.
    "Dover pushed hard in the face of the slow economy, achieving dramatic improvements in operating efficiency while laying the groundwork for greater growth as the economy improves," said Mr. Conway. "An example is SalesPartner-UK, an electronic direct marketing program launched in cooperation with our U.K. distributor and representing a first in the publishing industry. We believe this program will not only strengthen demand in the U.K., but also provide a model for use in other markets.
    "We also continue to be pleased by Dover's increasing profitability. The segment's gross margin percentage rose by 410 basis points to 47.2% for the quarter, thanks to a combination of price increases, operating efficiencies and declining product costs related to the sale of inventory from the original acquisition. Year to date, Dover's gross profit percentage is up by 310 basis points to 46.3%."

    Outlook

    "Three-quarters of the way through fiscal 2003, we remain confident that we will reach our earnings goals for the year," said Mr. Conway. "We anticipate a busy season in the education market, as states have begun releasing funds to support new textbook purchases. The outlook in specialty trade is also hopeful, with book retailers benefiting from the summer of 'Harry and Hillary.' Dover continues to find new ways to exploit specialized opportunities and strengthen its connection to readers, both domestically and internationally. And we continue to invest in state-of-the-art equipment, with emphasis on four-color production, where our demand has been strongest. In fact, we have recently purchased a new ultra-high capacity four-color press, to be installed next spring in time for the 2004 textbook season.
    "For fiscal year 2003 as a whole, we expect Courier's sales from continuing operations to be in the range of $205 to $208 million, compared to $201 million last year. We expect earnings per diluted share from continuing operations to be in the range of $3.50 to $3.60, up approximately 14% to 18% from last year's comparable earnings of $3.06 per diluted share. Given today's economic environment, we are excited at the prospect of completing yet another year of double-digit earnings growth."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Mass., Courier has two lines of business: full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.
    Courier Corporation will host a third-quarter conference call today at 2:30 p.m. ET regarding issues discussed in this news release. The conference call will be available via telephone at 212-346-6390 and accessible via webcast on Courier Corporation's investor relations home page, at www.courier.com. Recorded replays of the conference call will be available on Courier's web site and by telephone at 800-633-8284 (reservation number: 21154066), beginning at 4:30 p.m. ET today.

    Forward-Looking Information

    Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, changes in copyright laws, changes in tax policy including export credits, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
           (Dollars in thousands, except per share amounts)

                               QUARTER ENDED        NINE MONTHS ENDED
                             June 28,   June 29,   June 28,   June 29,
                               2003       2002       2003       2002

Net sales                    $51,076    $51,668   $148,463   $145,384
Cost of sales                 34,114     36,256    100,527    102,498

  Gross profit                16,962     15,412     47,936     42,886

Selling and administrative
 expenses                      9,578      9,154     29,064     27,888
Interest expense                  (2)        86         66        399

    Income before taxes        7,386      6,172     18,806     14,599

Provision for income taxes     2,614      2,026      6,497      4,860

    Income from continuing
     operations               $4,772     $4,146    $12,309     $9,739

Discontinued operations:
    Loss from operations,
     net of tax                    -        (66)       (65)      (173)
    Gain on disposal, net
     of tax                        -          -        861          -

Net Income                    $4,772     $4,080    $13,105     $9,566

Income per diluted share from:
   Continuing operations       $0.88      $0.77      $2.28      $1.83
   Discontinued operations:
      Loss from operations         -      (0.01)     (0.01)     (0.03)
      Gain on disposal             -          -       0.16          -

Net income per diluted
 share                         $0.88      $0.76      $2.43      $1.80

Cash dividends declared per
 share                       $0.1125      $0.10    $0.3375      $0.30

Weighted average shares
 outstanding:
  Basic                    5,237,000  5,161,000  5,225,000  5,137,000
  Diluted                  5,423,000  5,356,000  5,404,000  5,320,000

SEGMENT INFORMATION:

Net sales:
Book Manufacturing           $43,561    $44,699   $126,528   $123,476
Specialty Publishing           8,948      8,487     26,390     25,885
Intersegment sales            (1,433)    (1,518)    (4,455)    (3,977)
    Total for continuing
     operations              $51,076    $51,668   $148,463   $145,384

Earnings (loss) before
 income taxes:
Book Manufacturing            $6,294     $5,411    $15,722    $12,191
Specialty Publishing           1,208        904      3,457      2,713
Intersegment profit and
 other                          (116)      (143)      (373)      (305)
    Total for continuing
     operations               $7,386     $6,172    $18,806    $14,599

Net income (loss) per
 diluted share:
Book Manufacturing             $0.75      $0.68      $1.92      $1.55
Specialty Publishing            0.14       0.11       0.40       0.32
Intersegment profit and
 other                         (0.01)     (0.02)     (0.04)     (0.04)
    Total for continuing
     operations                $0.88      $0.77      $2.28      $1.83


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                                June 28, September 28,
ASSETS                                            2003          2002

Current assets:
      Cash and cash equivalents                 $20,054        $5,630
      Accounts receivable                        28,750        30,892
      Inventories                                21,469        21,412
      Deferred income taxes                       3,069         3,163
      Other current assets                          882           625
                 Total current assets            74,224        61,722

Property, plant and equipment, net               38,449        40,620
Goodwill and other intangibles, net              24,940        24,952
Prepublication costs                              3,658         3,219
Other assets                                      1,299         1,145

                 Total assets                  $142,570      $131,658


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current maturities of long-term debt          $78           $78
      Accounts payable                            6,767         6,708
      Accrued taxes                               4,538         6,965
      Other current liabilities                  14,286        14,004
                 Total current liabilities       25,669        27,755

Long-term debt                                      615           674
Deferred income taxes                             5,452         4,658
Other liabilities                                 2,551         2,652

                 Total liabilities               34,287        35,739


                 Total stockholders' equity     108,283        95,919

                 Total liabilities and
                  stockholders' equity         $142,570      $131,658


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)

                                             For the Nine Months Ended
                                                  June 28,    June 29,
                                                    2003        2002

Operating Activities:
  Net income                                      $13,105      $9,566
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                   7,431       8,289
    Deferred income taxes                             888       1,399
    Changes in working capital                       (292)      1,536
    Gain on sale of discontinued operation           (861)          -
    Other, net                                       (270)        371

Cash provided from operating activities            20,001      21,161

Investment Activities:
   Capital expenditures                            (4,048)     (3,887)
   Prepublication costs                            (1,653)     (1,282)
   Proceeds from sale of assets                     1,500           -

Cash used for investment activities                (4,201)     (5,169)

Financing Activities:
   Repayments of debt, net                            (59)    (15,307)
   Cash dividends                                  (1,763)     (1,541)
   Proceeds from stock plans                          446         738

Cash used for financing activities                 (1,376)    (16,110)

Increase (decrease) in cash and cash
 equivalents                                       14,424        (118)

Cash and cash equivalents at the beginning of
 the period                                         5,630         173

Cash and cash equivalents at the end of the
 period                                           $20,054         $55


    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and Chief Financial Officer
             978-251-6000
             www.courier.com